UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 2, 2005

ATLANTIC TELE-NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19551	47-0728886
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

9719 Estate Thomas Havensight

St. Thomas, U.S. Virgin Islands 00802

(Address of principal executive offices and zip code)

(340) 777-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 2, 2005, Christopher N. Burns, the Chief Accounting Officer of Atlantic Tele-Network, Inc. (the “Company”) since 2003, resigned from his position with the Company to pursue other interests. On the same date, Andrew Fienberg, age 37, joined the Company as the new Chief Accounting Officer. From December 2003 to May 2005, Mr. Fienberg was a Divisional Controller for Pegasus Satellite Television, Inc., a re-seller of DirecTV services throughout rural America. From August 1999 to November 2003, Mr. Fienberg held managerial positions, including Corporate Controller, for iBasis, Inc., a publicly traded provider of international Voice-Over-Internet-Protocol (VoIP) telecommunications services. During his tenure with iBasis, Inc. the company grew its annual revenues from $19 million to $178 million and completed a successful initial public offering and follow-on offering of iBasis’ common stock. Prior to iBasis, Mr. Fienberg held a managerial position with Iron Mountain Incorporated, a provider of data storage services and spent a number of years as an auditor at BDO Seidman, LLP in Boston, Massachusetts. He has a B.S. in Accountancy from Bentley College and is a Certified Public Accountant.

Like the other officers of the Company, Mr. Fienberg is an “at will” employee and did not enter into an employment agreement with the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC TELE-NETWORK, INC.

By:	/s/ MICHAEL T. PRIOR
Chief Financial Officer

May 6, 2005